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                                                                                                         --------------------------
 FORM 3                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
                                                    WASHINGTON, D.C. 20549                               OMB Number  3235-0104
                                                                                                         Expires: September 30, 1998
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                         hours per response... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting        |  2. Date of Event Re-   |  4. Issuer Name AND Ticker or Trading Symbol
   Person*                              |     quiring Statement   | ALLIED Group, Inc. (GRP)
Nationwide Group Acquisition Corporation|     (Month/Day/Year)    |-----------------------------------------------------------------
----------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)    |         10/1/98         |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                        |-------------------------|    (Check all applicable)        |
 One Nationwide Plaza                   |  3. IRS or Social       | ___ Director      __X__ 10% Owner|------------------------------
----------------------------------------|     Security Number     | ___ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                 |     of Reporting        |     (give title         (specify |    Form filed by:
                                        |     Person (Voluntary)  |      below              below)   | ___ One Reporting Person
                                        |                         |                                  | _X_ More than One Reporting
 Columbus        Ohio          43215    |       31-1598405        |      ------------------------    |     Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)         (Zip)   |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                        |
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                           |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                        |    (Instr. 4)                   |    (D) or Indirect   |
                                        |                                 |    (I)  (Instr. 5)   |
----------------------------------------|---------------------------------|----------------------|----------------------------------
  Common Stock                          |   29,538,639                    |    D                 |
----------------------------------------|---------------------------------|----------------------|----------------------------------
  6-3/4% Series Preferred Stock         |    1,827,222                    |    D                 |
----------------------------------------|---------------------------------|----------------------|----------------------------------
                                        |                                 |                      |
----------------------------------------|---------------------------------|----------------------|----------------------------------
                                        |                                 |                      |
----------------------------------------|---------------------------------|----------------------|----------------------------------
                                        |                                 |                      |
----------------------------------------|---------------------------------|----------------------|----------------------------------
                                        |                                 |                      |
----------------------------------------|---------------------------------|----------------------|----------------------------------
                                        |                                 |                      |
----------------------------------------|---------------------------------|----------------------|----------------------------------
                                        |                                 |                      |
----------------------------------------|---------------------------------|----------------------|----------------------------------
                                        |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v)                                    SEC 1473 (7-96)
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FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                   NATIONWIDE GROUP ACQUISITION CORPORATION

                                                                   By:    /s/ Mark B. Koogler                         11/6/98
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date
                                                                      Name:  Mark B. Koogler
                                                                      Title: Vice President-Associate General Counsel


                                                                   NATIONWIDE MUTUAL INSURANCE COMPANY

                                                                   By:    /s/ David A. Diamond                        11/6/98
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date
                                                                      Name:  David A. Diamond
                                                                      Title: Vice President-Enterprise Controller


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays currently valid OMB Number.

                                                                                                                Page 2
                                                                                                       SEC 1473 (7-96)
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                                                                                                         --------------------------
 FORM 3                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
                                                    WASHINGTON, D.C. 20549                               OMB Number  3235-0104
                                                                                                         Expires: September 30, 1998
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                         hours per response... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name AND Ticker or Trading Symbol
   Person*                             |     quiring Statement   | ALLIED Group, Inc. (GRP)
Nationwide Mutual Insurance Company    |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |         10/1/98         |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
 One Nationwide Plaza                  |  3. IRS or Social       | ___ Director      _____ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | ___ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give title         (specify |    Form filed by:
                                       |     Person (Voluntary)  |      below              below)   | ___ One Reporting Person
                                       |                         |                                  | ___ More than One Reporting
 Columbus        Ohio          43215   |       31-4177100        |      ------------------------    |     Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v)                                    SEC 1473 (7-96)
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